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                                                                      EXHIBIT 23

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
Webster Financial Corporation:

We consent to the incorporation by reference in the registration statements (No. 33-38286 and 333-104871) on Forms S-8 of Webster Financial Corporation of our report dated June 11, 2004, relating to the statements of net assets available for benefits of the Webster Bank Employee Investment Plan as of December 31, 2003 and 2002 and the related statements of changes in net assets available for benefits for the year ended December 31, 2003, the one day ended December 31, 2002 and the year ended December 30, 2002, and the supplemental schedule, which report appears in the December 31, 2003 annual report on Form 11-K of the Webster Financial Corporation.

/s/ KPMG LLP

Hartford, Connecticut
June 25, 2004

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